Exhibit 10.41

Form of

PHANTOM UNIT AWARD

Date of Award:

Number of Shares Awarded:

Name

Address

City ST Zip

Dear                         :

By action of the board of directors of Terra Nitrogen Corporation (“TNC”), TNC has granted you a Phantom Unit Award of Terra Nitrogen Company, L.P. (“TNCLP”) in partial payment for your valued service as a non-management director of TNC and as an inducement for your continued contribution to the success of TNCLP.

The Phantom Unit Award will entitle you to a cash payment, less applicable taxes, equal to the value of 1,250 of TNCLP’s common units after your departure from the TNC board. In addition to this annual award, non-management directors shall receive a quarterly distribution of phantom common units based upon the quarterly cash distribution made to TNCLP’s unitholders and the TNCLP common unit market value.

In the event of a sale of TNCLP (including by merger or other corporate transaction) or a sale of substantially all of TNCLP’s assets, the value of the phantom common units shall be determined on the date of sale by reference to the consideration received for shares of common units or assets of TNCLP in the sale transaction and the value shall be paid to you in a lump sum upon consummation of the transaction. Any noncash, deferred or contingent consideration provided for in the sale agreement shall be valued at its fair market value on a present value basis. The determination of value for these purposes shall be conclusively made by TNC with the assistance of TNCLP’s independent accountants.

Your rights with respect to this Phantom Unit Award may not be assigned or transferred in any manner and shall not be subject to any lien, claim, encumbrance, obligation or liability of any kind.

If your service on the TNC board is terminated by death or permanent disability, you or your beneficiary will be entitled to payment of the value of the underlying units at the date of your death or disability in a lump sum.

If you leave the TNC board for any reason other than death or permanent disability, you shall receive a cash payment per phantom unit owned equal to the average twenty (20) day trading price per common unit following your departure from the board.

You may designate one or more beneficiaries by a writing filed with the corporate secretary of TNC. Beneficiaries may be named contingently or successively and may share in different proportions if so designated.

Permanent disability shall mean a disability by reason of illness, accident or other incapacity as a result of which you are not engaged in any occupation or employment for wage or profit for which you are reasonably qualified by education, training or experience. Although this Phantom Unit Award is intended to provide you with an economic equivalent of unit ownership, the award hereunder shall not entitle you to vote or exercise any of the other rights of a holder of a TNCLP common unit.

In the event of a unit dividend, unit split, or other change in TNCLP’s common unit by reason of recapitalization, reorganization or like transaction, TNCLP shall make an appropriate adjustment in the number of phantom units credited to your account. However, no adjustment will be made if the number of outstanding common units is changed as a result of a purchase of shares by TNC for their fair value or as a result of the issuance of additional common units for their fair value. For these purposes, the determination of TNC that units are acquired or issued for their fair value shall be final and conclusive.

Nothing in this Phantom Unit award shall confer on you any right to continue your services as a TNC director or to interfere with the right of the TNC board to terminate your service at any time.

TNC’s obligation with respect to this award shall not be funded or secured in any manner, nor shall your right to receive payments be assignable or transferable, voluntarily or involuntarily, except as expressly provided herein.

TNC shall be entitled to withhold the amount of any tax attributable to any amount payable hereunder.

This Phantom Unit Award shall be construed in accordance with and governed by the laws of the State of Iowa.

If you have any questions with respect to this award, please feel free to call Mr. Mark A. Kalafut, Corporate Secretary, Terra Nitrogen Corporation, phone: (712) 277-7211.

Very truly yours,

Terra Nitrogen Company, L.P.
through its General Partner
Terra Nitrogen Corporation

By:
Michael L. Bennett
President and Chairman of the Board

By:
Mark A. Kalafut
Vice President, General Counsel
and Corporate Secretary